Exhibit 99.1

CNS Pharmaceuticals Reports First Quarter 2023 Financial Results and Provides

Corporate Update

Enrollment in ongoing potentially pivotal study evaluating Berubicin for the treatment of GBM continues to rapidly progress toward planned interim analysis,

expected in the third quarter of 2023

HOUSTON, TX (May 15, 2023) – CNS Pharmaceuticals, Inc. (NASDAQ: CNSP) ("CNS" or the "Company"), a biopharmaceutical company specializing in the development of novel treatments for primary and metastatic cancers in the brain and central nervous system, today reported its financial results for the quarter ended March 31, 2023 and provided a clinical update of its anti-cancer drug candidate currently in development for the treatment of primary and metastatic brain and CNS cancer.

“Over the course of the first quarter, our team has continued its flawless operational execution of our potentially pivotal study witnessed by our recent enrollment update boasting 100 patients now dosed in this global clinical trial. Importantly, we continue to plan for success as we approach our highly anticipated interim analysis for our ongoing Berubicin trial for GBM, expected in the third quarter of this year. In addition to the tremendous progress we have achieved on the clinical front, we significantly bolstered our Board of Directors with deep industry expertise with the appointments of Faith Charles as Chair and most recently, Dr. Bettina Cockroft as an independent director,” commented John Climaco, CEO of CNS Pharmaceuticals. “We remain vigilant in our committment to all stakeholders, especially providing a much-needed potential treatment option for the GBM community.”

Recent Corporate Highlights

•	Appointed Bettina M. Cockroft, M.D., M.B.A., to Board of Directors, bringing over 30 years of significant biopharmaceutical industry experience and proven clinical development and operational expertise across multiple therapeutic disciplines worldwide.
•	Appointed Faith L. Charles, JD as Chair of the Board of Directors, bringing over 30 years of deep life sciences industry experience with a wide range of expertise in corporate governance, capital markets, licensing and strategic collaborations.

Recent Clinical Achievements

•	Announced enrollment of over 100 patients; The Company has opened 45 clinical trial sites of the 60 sites selected across the U.S., Italy, France, Spain, and Switzerland.
•	Received approval from Competent Authority and Central Ethics Committee in Italy for GBM potentially pivotal study.
•	Enrolled first patients in Switzerland and Spain.

Upcoming Expected Milestones

•	Report results of interim analysis of potentially pivotal trial of Berubicin expected during the third quarter of 2023.
•	Complete enrollment in potentially pivotal clinical trial for GBM.
•	Report topline results.

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Summary of Financial Results for the First Quarter 2023

The net loss for the three months ended March 31, 2023 was approximately $4.9 million compared to approximately $3.2 million for the comparable period in 2022. The change in net loss is primarily attributable to an increase in research organization (“CRO”) expenses related to continued progress with the Company’s potentially pivotal clinical trial of Berubicin, a credit to research and development expense in the prior year period for the funds collected from WPD Pharmaceuticals related to their purchase of Berubicin drug product for their clinical trials, as well as increases in legal and professional fees and other expenses.

The Company reported research and development expenses of $3.6 million for the three months ended March 31, 2023 compared to approximately $1.9 million for the comparable period in 2022. The increase in research and development expenses during the period were mainly attributed to the timing of CRO expenses related to continued progress with the Company’s potentially pivotal clinical trial of Berubicin.

General and administrative expense was approximately $1.4 million for the three months ended March 31, 2023 compared to approximately $1.3 million for the comparable period in 2022. The increase in general and administrative expense was mainly attributable to increases of approximately $75,000 for legal and professional expenses, $37,000 in advertising and marketing, $18,000 in board compensation, $19,000 in travel expenses and $15,000 in other expenses, which were offset by an decrease of approximately $47,000 in stock compensation and $18,000 in insurance expenses.

As of March 31, 2023, the Company had cash of approximately $5.1 million and working capital of approximately $3.0 million.

Subsequent to March 31, 2023, the Company:

•	Issued 659,677 shares of common stock under its At-The-Market (“ATM”) facility for net proceeds of $1,969,107 (an average price $3.08 per share before a 3% fee to the agent); and
•	Had 238,958 Investor Warrants (exercisable into one share of common stock at a price per share of $3.03) exercised by investors in the financing completed on November 30, 2022 for net proceeds of $724,043.

The Company's current expectation is that the cash on hand, including the issuances subsequent to the first quarter, is sufficient to fund operations beyond the interim analysis and into the fourth quarter of 2023.

About CNS Pharmaceuticals, Inc.

CNS Pharmaceuticals a clinical-stage pharmaceutical company developing a pipeline of anti-cancer drug candidates for the treatment of primary and metastatic cancers of the brain and central nervous system. The Company's lead drug candidate, Berubicin, is a novel anthracycline and the first anthracycline to appear to cross the blood-brain barrier. Berubicin is currently in development for the treatment of a number of serious brain and CNS oncology indications including glioblastoma multiforme (GBM), an aggressive and incurable form of brain cancer.

For more information, please visit www.CNSPharma.com, and connect with the Company on Twitter, Facebook, and LinkedIn.

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Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company’s timing of the interim analysis to occur in the third quarter of 2023, and the ability to continue to open additional clinical trial sites on a timely basis. These statements relate to future events, future expectations, plans and prospects. Although CNS believes the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. CNS has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those discussed under Item 1A. "Risk Factors" in CNS's most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in its Form 10-Q filings and in its other public filings with the SEC. Any forward-looking statements contained in this press release speak only as of its date. CNS undertakes no obligation to update any forward-looking statements contained in this press release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACTS:

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

CNSP@jtcir.com

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